UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2024

BridgeBio Pharma, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38959	84-1850815
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3160 Porter Dr., Suite 250
Palo Alto, CA	94304
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 391-9740

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	BBIO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

Funding Agreement

On January 17, 2024 (the “Closing Date”), BridgeBio Pharma, Inc. (the “Company”) and its subsidiaries Eidos Therapeutics, Inc., BridgeBio Europe B.V. and BridgeBio International GmbH (collectively, the “Seller Parties”) entered into a Funding Agreement (the “Funding Agreement”) with LSI Financing 1 Designated Activity Company and CPPIB Credit Europe S.à r.l. (together, the “Purchasers”), and Alter Domus (US) LLC, as the collateral agent.

Pursuant to the Funding Agreement, the Purchasers agreed to pay to the Company $500,000,000 (net of certain transaction expenses) (“Investment Amount”) upon the first FDA approval of acoramidis, subject to certain conditions relating to the FDA approval and other customary conditions (such date of payment, “Funding Date”). In return, the Company granted the Purchasers the right to receive payments (the “Royalty Interest Payments”) equal to 5% of the global Net Sales of acoramidis (“Net Sales”). Each Royalty Interest Payment will become payable to the Purchasers on a quarterly basis after the Funding Date. In addition, the Seller Parties granted the collateral agent, for the benefit of the Purchasers, a security interest in specific assets related to acoramidis.

The Purchasers’ rights to the Royalty Interest Payments and ownership interest in Net Sales will terminate upon the earlier of the Purchasers’ receipt of (a) Royalty Interest Payments equal to $950,000,000 (“Cap Amount”) and (b) a buy-out payment (“Buy-Out Payment”) in an amount determined in accordance with the Funding Agreement but that will not exceed the Cap Amount. In the event that a change in control (as customarily defined in the Funding Agreement) occurs on or after the effective date of the Funding Agreement and prior to FDA approval of acoramidis, either party may terminate the Funding Agreement and the Seller Parties shall make a one-time payment of $25,000,000 (in the aggregate) to the Purchasers. Under certain conditions, including conditions relating to sales performance of acoramidis by or on behalf of the Company, the rate of the Royalty Interest Payments may adjust to a maximum rate of 10% in 2027. The Funding Agreement will terminate upon customary events, and also in the event the Funding Date does not occur on or prior to May 15, 2025 (in which case either party may terminate the Funding Agreement at no charge and without premium or penalty).

Under the Funding Agreement, the Seller Parties are required to comply with various covenants, including using commercially reasonable efforts to obtain regulatory approval for and commercialize acoramidis, providing the Purchasers with certain clinical, commercial, regulatory and intellectual property updates and certain financial statements, and providing notices upon the occurrence of certain events, each as agreed under the Funding Agreement. The Funding Agreement also contains certain representations and warranties, indemnification obligations, put-option events and other provisions that are customary for transactions of this nature.

The description of the Funding Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of Funding Agreement, which will be filed as an exhibit to a subsequent periodic report of the Company.

Financing Agreement

On the Closing Date, the Company entered into a Financing Agreement (the “Financing Agreement”) with certain of its subsidiaries party thereto as guarantors, the lenders party thereto (the “Lenders”) and Blue Owl Capital Corporation, as administrative agent for the Lenders (the “Administrative Agent”).

Pursuant to the terms and conditions of the Financing Agreement, the Lenders have agreed to extend a senior secured credit facility to the Company in an aggregate principal amount of up to $750,000,000, comprised of (i) an initial term loan in an aggregate principal amount of $450,000,000 (the “Initial Term Loan”) and (ii) one or more incremental term loans in an aggregate amount not to exceed $300,000,000 (collectively, the “Incremental Term Loan,” and together with the Initial Term Loan, collectively, the “Term Loans”), subject to the satisfaction of certain terms and conditions set forth in the Financing Agreement. The Initial Term Loan was funded on the Closing Date. Incremental Term Loans are available at the Company’s and the Lenders’ mutual consent from time to time after the Closing Date.

The obligations of the Company under the Financing Agreement are and will be guaranteed by certain of the Company’s existing and future direct and indirect subsidiaries, subject to certain exceptions (such subsidiaries, collectively, the “Guarantors”). As security for the obligations of the Company and the Guarantors, each of the Company and the Guarantors are required to grant to the Administrative Agent, for the benefit of the Lenders and secured parties, a continuing first priority security interest in substantially all of the assets of the Company and the Guarantors (including all equity interests owned or hereafter acquired by the Company and the Guarantors), subject to certain customary exceptions.

Any outstanding principal on the Term Loans will initially bear interest at a rate per annum equal to (A) in the case of Term Loans bearing interest based on the base rate defined in the Financing Agreement (and which base rate will not be less than 2.00%), the sum of (i) the base rate plus (ii) 5.75% and (B) in the case of Term Loans bearing interest based on the three-month forward-looking term secured overnight financing rate administered by the Federal Reserve Bank of New York (“Term SOFR”), the sum of (i) three-month Term SOFR (subject to 1.00% per annum floor), plus (ii) 6.75%. Accrued interest is payable quarterly following the funding of the Initial Term Loan on the Closing Date, on any date of prepayment or repayment of the Term Loans and at maturity.

The Company will be required to make principal payments of $22,500,000 on the outstanding balance of the Initial Term Loan commencing on June 30, 2027 in amounts and subject to conditions as set forth in the Financing Agreement. The outstanding balance of the Term Loans, if not repaid sooner, shall be due and payable in full on the maturity date thereof. The stated maturity date of the Term Loans is January 17, 2029, with two springing earlier maturity dates at 91 days prior to the stated maturity dates of the Company’s outstanding convertible senior notes, in each case to the extent there is an aggregate outstanding amount of such notes of more than $50 million on such dates.

The Company may prepay the Term Loans at any time (in whole or in part) or be required to make mandatory prepayments upon the occurrence of certain customary prepayment events. In certain instances and during certain time periods, these prepayments will be subject to customary prepayment fees. The amount of any such prepayment fee may vary, but the maximum amount that may be due with any such prepayment would be an amount equal to 3.00% of the Term Loans being prepaid at such time, plus a customary make whole amount.

The Financing Agreement contains affirmative covenants and negative covenants applicable to the Company and its subsidiaries that are customary for financings of this type. The Company and the Guarantors are also required to maintain a minimum unrestricted cash balance of $70,000,000 at all times. The Financing Agreement also includes representations, warranties, indemnities and events of default that are customary for financings of this type, including an event of default relating to a change of control of the Company. Upon the occurrence of an event of default, the Lenders may, among other things, accelerate the Company’s obligations under the Financing Agreement.

The description of the Financing Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of Financing Agreement, which will be filed as an exhibit to a subsequent periodic report of the Company.

The respective representations, warranties and covenants contained in the Funding Agreement and the Financing Agreement were made only for the purposes of such agreements, were solely for the benefit of the parties to the agreements and may be subject to qualifications and limitations agreed upon by such parties. In particular, such representations, warranties and covenants were negotiated with the principal purpose of allocating risk among the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the Securities and Exchange Commission. Investors and stockholders are not third-party beneficiaries under the Funding Agreement or the Financing Agreement, and should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein.

Item 1.02	Termination of a Material Definitive Agreement

On the Closing Date, the Company repaid all outstanding principal and accrued interest and fees under the Loan and Security Agreement, dated as November 17, 2021 (as amended to date, the “Existing Loan Agreement”), by and among the Company, as borrower, certain of the Company’s subsidiaries party thereto as guarantors, the lenders party thereto and U.S. Bank National Association, as administrative agent and collateral agent (such repayment, the “Refinancing”), which Refinancing was funded with the proceeds of the Initial Term Loan and cash on hand. The Existing Loan Agreement was effectively terminated, and all guarantees and liens granted thereunder were released, on the Closing Date upon the consummation of the Refinancing.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference here.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BridgeBio Pharma, Inc.

Date:	January 18, 2024	By:	/s/ Brian C. Stephenson
Brian C. Stephenson Chief Financial Officer